                 [MAX INTERNET COMMUNICATIONS, INC. LETTERHEAD]


                                                                 PRESS RELEASE

                                                                 EXHIBIT 99.1

MAX INTERNET COMMUNICATIONS ANNOUNCES NETFORALL IS IN BREACH OF PREVIOUSLY ANNOUNCED AGREEMENT


Dallas, Texas -December 12, 2000 /PRNewswire/ MAX Internet Communications (symbol:MXIP) announced today that NetforAll, Inc. is in violation of the joint development agreement previously announced by the two companies on August 7. Pursuant to the contract, NetforAll is required to fund the first $2,000,000.00 in costs incurred by MAX to develop the product. As of the time of the announcement, NetforAll has not fully performed its payment obligations under the contract. MAX has demanded immediate payment of the current remaining balance due pursuant to the contract.

MAX Internet Communications hopes that the situation will be rectified promptly, however, management intends to pursue all available legal remedies to obtain the amounts owed by NetforAll.

MAX Internet Communications previously discussed that the two companies were negotiating a new more expansive agreement. Those negotiations have ceased until NetforAll meets all obligations under the original development agreement.

Robert F. Kuhnemund, Chairman of MAX Internet Communications, responded "MAX would like to resolve this matter as quickly as possible so that further development of the joint product might proceed. Until NetforAll complies with the terms of the original contract, MAX will not devote any additional time or resources on behalf of NetforAll."

About MAX Internet Communications
MAX Internet Communications Inc., headquartered in Dallas, Texas, markets and manufactures video communication technology via the Internet utilizing a 72-bit technology to provide the highest quality full motion video in the industry. The products created at MAX Internet Communications enable PCs and Information Appliances to become the total video communications solution for business, education and entertainment needs. As Internet usage explodes, households and businesses alike are taking advantage of the convergence of widening bandwidth, broadband services, and multimedia communications. For more information about MAX Internet Communications, visit the company's Web site at http://www.maxic.com.

SOURCE: MAX Internet Communications Inc.